UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2006

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950
Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 8, 2006, Venoco, Inc., through a subsidiary, entered into an option agreement with a subsidiary of Denbury Resources Inc. relating to a potential CO2 enhanced recovery project in Venoco’s Hastings complex. Pursuant to the agreement, Denbury will pay Venoco $50.0 million for an option to acquire Venoco’s interest in the West Hastings Unit, the East Hastings field and certain related property (collectively, the “properties”) for use in an enhanced recovery project in which Venoco will have a continuing interest. The grant of the option, and Denbury’s obligation to make the option payment, is contingent upon (i) the approval of the option agreement by lenders under Venoco’s revolving credit facility and (ii) Denbury confirming that there are no material title or environmental defects affecting the properties based on its currently ongoing diligence review, in each case by December 1, 2006. Of the total option payment, $37.5 million will be paid upon the satisfaction of the foregoing conditions, $7.5 million will be paid in November 2007 and the remaining $5.0 million will be paid in November 2008. Denbury may not exercise the option until September 2008. The initial exercise period will end in October 2009, subject to Denbury’s right to extend it for successive one-year periods until 2016 for an annual extension fee of $30.0 million.

Following the exercise of the option, Denbury will either purchase the properties or enter into a volumetric production payment arrangement with Venoco with respect to the properties. The purchase price or volumetric production payment will be based on the value of the properties as determined with respect to the net proved reserves associated with the properties based on then-existing operations and NYMEX forward strip pricing, subject to certain adjustments. Contemporaneously with its exercise of the option, Denbury will commit to a development plan for the properties that will call for it to make capital expenditures of at least $178.7 million over five years. Denbury will either resell the properties to Venoco at a discount or make additional payments to Venoco if recovery operations do not meet certain development milestones by the third anniversary of the date the option exercise is given effect.  During the term of the option, Venoco will not enter into or amend any agreement in a manner that would have a material adverse effect on Denbury’s rights under the option agreement. Each of Venoco and Denbury will have a right of first refusal with respect to any proposed sale or transfer by the other party of its interests under the option agreement. The option agreement also establishes an area of mutual interest with respect to the parties in specified areas adjacent to the properties.

Following the exercise of the option, Venoco will retain an overriding royalty interest of 2.0% in production from the properties. Venoco will also have the right to back in to a working interest of approximately 22.3% in the CO2 project after Denbury recoups (i) its operating costs relating to the project and a portion of the purchase price and (ii) 130% of its capital expenditures made on the project.  Venoco will continue its operations on the properties until the option is exercised. The success of any CO2 enhanced recovery project is subject to numerous risks and uncertainties, including those relating to the geologic suitability of the properties for such a project and the availability of an economic and reliable supply of CO2.

The foregoing summary does not purport to be a complete description of the option agreement and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description

10.1	Option Agreement, dated as of November 1, 2006, by and between TexCal Energy South Texas, L.P. and Denbury Onshore, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 9, 2006

VENOCO, INC.

By:	/s/ William Schneider
Name:	William Schneider
Title:	President